Text of Amendment to Bylaws

Pursuant to Section 8.03 of the Bylaws of Carolco Pictures, Inc. (the “Company”), Section 4.02 of the Bylaws of the Company has been amended and restated in its entirety to provide as follows:

“The board of directors shall consist of two persons, or such other number as determined by resolution of the board of directors.”